Exhibit 4.3

FORM OF

SANDY SPRING BANCORP, INC.

2024 EQUITY PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance Restricted Stock Unit Award Agreement (this “Agreement”) is made effective __________, 20__ (the “Grant Date”) and evidences the Restricted Stock Unit Award (“RSU Award”) made to [________________] (“Grantee”) by Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”), pursuant to the Company’s 2024 Equity Plan (the “Plan”) and the terms of this Agreement. Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

1. RSU Award. The Company hereby grants to Grantee, pursuant to and subject to the Plan, an aggregate “target” of [_______] restricted stock units (“RSUs”). Each RSU represents the right to receive one Share (or, if determined in the discretion of the Committee, the right to receive a cash amount equal to the Fair Market Value of a Share) on the terms, and subject to the conditions, set forth in this Agreement. The number of RSUs that may be earned and vested pursuant to this RSU Award shall range from 0% to 150% of the target RSUs. Prior to settlement, the RSUs will be accounted for by the Company in a bookkeeping account.

2. Vesting of RSUs.

2.1 General Vesting. Except as may otherwise be provided herein, a number of RSUs shall be earned and vested based on the achievement of the performance goals set forth in Appendix A, subject to Grantee not having terminated employment prior to the end of the Performance Period. The Committee shall, following the end of the Performance Period, determine whether and the extent to which the performance goals for the Performance Period have been satisfied and the number of RSUs earned by Grantee. Such determinations by the Committee shall be final and binding. Except as expressly otherwise provided in this Section 2, employment for only a portion of the Performance Period, even if a substantial portion, will not entitle Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 2.7 below or under the Plan.

2.2 Death. In the event of Grantee’s termination of employment by reason of death prior to the end of the Performance Period, the RSU Award shall immediately vest and the performance-based vesting conditions shall be deemed to have been achieved at “target”, as set forth in Appendix A.

2.3 Disability. In the event of Grantee’s termination of employment by reason of Disability prior to the end of the Performance Period, this RSU Award will continue to vest in accordance with its terms, and Grantee will be entitled to receive the number of Shares (or cash), if any, that Grantee would have received (i.e., based on actual achievement of the performance-based vesting conditions) had Grantee’s employment continued through the end of the Performance Period. In the event that Grantee’s employment terminates by reason of Disability and Grantee’s death occurs prior to the end of the Performance Period, then the RSU Award shall immediately vest and the performance-based vesting conditions shall be deemed to have been achieved at “target”, as set forth in Appendix A.

2.4 Retirement. In the event that Grantee’s employment terminates by reason of Grantee’s Retirement (as defined below) at any time prior to the end of the Performance Period, this RSU Award will continue to vest in accordance with its terms, and Grantee will be entitled to receive the number of Shares (or cash), if any, that Grantee would have received (i.e., based on actual achievement of the performance-based vesting conditions) had Grantee’s employment continued through the end of the Performance Period; provided that, as a condition to such vesting, (i) Grantee satisfies the release requirement set forth in the following sentence and (ii) Grantee complies with the conditions set forth in Section 5 through the end of the Performance Period. As a condition to the continued vesting of the RSU Award, Grantee shall, not later than twenty-one (21) days after termination of Grantee’s employment (or such longer period as may be required under applicable law for Grantee to consider the release in order for the release to be effective) execute a general release of all then existing claims against the Company and its affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of Grantee’s employment with the Company in a form substantially consistent with the Company’s standard form of general release used for officers, and such release shall not have been revoked by Grantee pursuant to any revocation rights afforded by applicable law. For purposes of this Agreement, “Retirement” shall mean termination of employment (other than by reason of death, Disability or by the Company for Cause (as defined below)) (i) on or after the date that Grantee has attained the age of 65 or (ii) on or after the date Grantee has attained the age of 60 with ten (10) years of continuous service, provided in each case that Grantee has given the Company’s Human Resources Department at least six (6) months’ advance written notice of his or her resignation.

2.5 Involuntary Termination. In the event of Grantee’s involuntary termination of employment under circumstances not involving Cause (other than following a Change in Control) prior to the end of the Performance Period, this RSU Award will continue to vest in accordance with its terms, and Grantee will be entitled to receive the number of Shares (or cash), if any, that Grantee would have received (i.e., based on actual achievement of the performance-based vesting conditions) had Grantee’s employment continued through the date of delivery of such Shares, multiplied by a fraction, the numerator of which is the total number of days in the Performance Period that occurred prior to Grantee’s termination of employment and the denominator of which is the total number of days in the Performance Period; provided that, as a condition to such vesting, Grantee satisfies the release requirement set forth in the following sentence; and, provided further, that notwithstanding the foregoing, all unvested RSUs and all vested and unsettled RSUs subject to this Award shall immediately and automatically be forfeited, surrendered and cancelled without consideration and without further action by Grantee immediately upon (i) Grantee’s making any derogatory or damaging statements (verbally, in writing or otherwise) about the Company or any of its affiliates, the management or the board of directors of the Company or any affiliate, the products, services or business condition of the Company or any affiliate in any public way to anyone who could make those statements public or to customers of, vendors to or counterparties of the Company, or (ii) Grantee violating any duty of confidentiality owed to the Company or its affiliates under the policies or procedures of the Company and its affiliates, including the Company’s employee handbook, code of conduct and similar materials, or under federal or state law, or Grantee misappropriating or misusing any proprietary information or assets of the Company and its affiliates, including intellectual property rights. As a condition to the continued vesting of the RSU Award, Grantee shall, not later than twenty-one (21) days after termination of Grantee’s employment (or such longer period as may be required under applicable law for Grantee to consider the release in order for the release to be effective) execute a general release of all then existing claims against the Company and its affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of Grantee’s employment with the Company in a form substantially consistent with the Company’s standard form of general release used for officers, and such release shall not have been revoked by Grantee pursuant to any revocation rights afforded by applicable law. In the event of Grantee’s termination of employment for Cause or the Company’s determination that Grantee’s employment could have been terminated for Cause, all unvested RSUs and all vested and unsettled RSUs subject to this Award shall immediately and automatically be forfeited, surrendered, and cancelled without consideration and without any further action by Grantee.

2.6 Change in Control. Upon a Change in Control, the RSUs will be treated in accordance with the Plan. If Grantee’s employment is terminated by the Company without Cause or by Grantee with Good Reason, in each case within the twenty-four (24) month period following the Change in Control and on or before the end of the Performance Period, the RSUs shall immediately vest upon the termination of Grantee’s employment. “Good Reason” shall be deemed to exist at the time that any of the following events occurs without Grantee’s express written consent: (1) a material reduction in Grantee’s responsibilities or authority in connection with Grantee’s employment with the Company; (2) a material reduction in Grantee’s base salary; (3) a material reduction in Grantee’s incentive compensation and benefits; or (4) a requirement that Grantee’s principal business office be relocated by more than fifty (50) miles from his or her office, unless such relocated principal business office is closer to Grantee’s principal place of residence. Notwithstanding the forgoing, Grantee will only have Good Reason if Grantee provides notice to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after the Company’s receipt of such notice. If Grantee initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. Grantee’s failure to give timely notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Grantee’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

2.7 Other Termination of Service. In the event of Grantee’s termination of employment prior to the end of the Performance Period for any reason other than as set forth in Sections 2.2 through 2.6, the RSU Award shall immediately and automatically be forfeited, surrendered and cancelled without consideration and without any further action by Grantee.

3. Settlement of RSU Award. Subject to Section 4 hereof, as soon as practically possible, but no later than (a) seventy-five (75) days following the end of the Performance Period or (b) thirty (30) days following Grantee’s death or the vesting of RSUs pursuant to Section 2.6, the Company shall issue and deliver to Grantee the number of Shares (or, in the Committee’s discretion, a lump sum cash payment equal to the Fair Market Value of such Shares) equal to the number of earned and vested RSUs, with any fractional Shares being rounded up to the nearest whole number.

4. Tax Liability; Withholding. Grantee shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that Grantee incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder. The Company shall be authorized to withhold from the RSU Award the amount (in cash or Shares, or any combination thereof) of applicable withholding taxes due in respect of the RSU Award, its settlement or any payment or transfer under the RSU Award and to take such other action (including providing for elective payment of such amounts in cash or other property by Grantee) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided, however, that the value of the Shares so withheld shall not exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions.

5. Conditions upon Retirement. If Grantee’s employment terminates by reason of Retirement, the rights of Grantee with respect to the RSU Award shall be subject to the conditions that, until the end of the Performance Period, Grantee shall not directly or indirectly: (a) be employed by, serve as a consultant to, otherwise assist or participate in any manner with (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or provide services to a Competitor (defined below) if the employment, consulting, assistance, participation or services that Grantee is to provide to the Competitor are the same as, or substantially similar to, any of the services that Grantee provided to the Company and are or will be within the Restricted Territory (defined below); (b) solicit or attempt to solicit the business of any party who is then, or during the 12-month period prior to Grantee’s Retirement was, a customer or supplier of the Company; or (c) solicit, entice, persuade or induce any individual who is employed by the Company (or was so employed within ninety (90) calendar days prior to Grantee’s Retirement and not involuntarily terminated for any reason other than cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company, and Grantee will not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. In the event that Grantee engages in any conduct described in the preceding sentence, all unvested RSUs subject to this Award shall immediately and automatically be forfeited, surrendered, and cancelled without consideration. For purposes of this Agreement, the term “Competitor” means a financial services business that is or was competitive with any of the business activities of the Company during the 12-month period prior to Grantee’s termination of employment or service and the term “Restricted Territory” means the metropolitan statistical areas in which the Company maintains any offices at the time of Grantee’s Retirement.

6. Nontransferability of Agreement. This RSU Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, its subsidiaries and its affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7. Privileges of Stock Ownership; Dividend Equivalents.

7.1 Until the issuance of the Shares subject to this RSU Award (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of Shares shall exist with respect to this RSU Award.

7.2 As of any date that the Company pays a cash dividend on its Shares, the Company shall credit Grantee with an additional number of RSUs equal to (i) the per share cash dividend paid by the Company on its Shares, multiplied by (ii) the total number of RSUs (including any dividend equivalents previously credited hereunder) subject to this RSU Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a Share on the date of payment of such dividend. Any RSUs credited pursuant the foregoing provisions of this Section 7.2 shall be subject to the same vesting, forfeiture and other terms, conditions and restrictions as the RSUs to which they relate and shall be paid in cash on the same date that the RSUs to which they are attributable are settled in accordance with Section 3 hereof. Grantee will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in this Agreement.

8. No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the employ of, or to continue or establish any other relationship with, the Company, at any specific rate of compensation, or for any particular period of time, or limit in any way the right of the Company to terminate Grantee’s employment, with or without Cause.

9. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Sandy Spring Bank Human Resources Department. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address on file with Sandy Spring Bank or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) days after deposit in the United States mail; one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

10. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to that body of law pertaining to choice of law or conflict of laws.

12. Regulatory Matters/Compliance with Laws. In the event that the grant, exercise, lapse of restrictions, payment, settlement, or accrual of this RSU Award or any term of this RSU Award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, Section 18(k) of the Federal Deposit Insurance Act, as amended) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by the Committee in its sole discretion, then the Committee may unilaterally modify the terms of this RSU Award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of Grantee, such consent being given through Grantee’s acceptance of this RSU Award. In addition, any Shares acquired by Grantee pursuant to this RSU Award, or any proceeds from the disposition of any such Shares, shall be subject to forfeiture and return to the Company to the extent required by a Governmental Restriction.

13. Clawback. This RSU Award shall be subject to the clawback, recapture or recoupment policy, if any, that the Company may adopt from time to time and, in accordance with such policy, as in effect from time to time, may be subject to the requirement that any Shares issued pursuant to this RSU Award be forfeited, reduced, or repaid to the Company after they have been distributed to Grantee.

14. Beneficiary. Grantee may file with the Company a written designation of a beneficiary on such form as prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Grantee’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Grantee, the beneficiary shall be deemed to be his or her spouse or, if Grantee is unmarried at the time of death, his or her estate.

15. Section 409A. It is intended that the payments and benefits under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Grantee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code, yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Grantee. Notwithstanding anything to the contrary in this Agreement, to the extent that any payment (including Share delivery) is to be made upon a “separation from service.” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon Grantee’s death, if earlier).

16. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.

17. Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and not shall constitute a part, of this Agreement.

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